Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Managers and Members

Black Knight Financial Services, LLC:

We consent to the use of our report dated January 26, 2015, with respect to the balance sheet of Black Knight Financial Services, Inc. as of December 31, 2014, and the related statements of operations, stockholder’s equity, and cash flows for the period from October 27, 2014 (date of inception) through December 31, 2014, our report dated December 23, 2014, with respect to the combined balance sheet of Black Knight Financial Services, LLC as of December 31, 2013, and the related combined statements of operations, member’s equity, and cash flows for the period from October 16, 2013 (date of inception) through December 31, 2013, and our report dated March 31, 2014, with respect to the consolidated balance sheets of Lender Processing Services, Inc. and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of earnings, comprehensive earnings, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2013, each included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

February 17, 2015

Jacksonville, Florida

Certified Public Accountants